Exhibit 99.1

FOR IMMEDIATE RELEASE

RICK'S CABARET INTERNATIONAL, INC. ANNOUNCES PURCHASE OF EXOTIC DANCER MAGAZINE AND THREE-YEAR EMPLOYMENT AGREEMENT WITH PUBLISHER DON WAITT

 HOUSTON – (April 16, 2008) – Rick's Cabaret International, Inc. (NASDAQ/GM:RICK), the premier operator of upscale gentlemen's clubs, has purchased ED Publications, Inc., the leading trade magazine serving the multi-billion dollar adult nightclubs industry.  As part of the transaction Rick's Cabaret has also acquired two industry trade shows, two other industry trade publications and more than 25 industry websites owned by the Clearwater, FL companies.

Rick's Cabaret paid $1.2 million for the publisher of Exotic Dancer, TEEZE and Adult Store Buyer (ASB) magazines.  The purchase agreement provides for an additional earn-out of up to $2 million over the next three years, based on certain performance benchmarks of the media division.  Don Waitt, owner of ED Publications and a principal of the TEEZE/ASB group, joins Rick's Cabaret under a three-year agreement as President of its new media division, RCI Entertainment Media Holdings, Inc.

At closing, Rick’s Cabaret issued 21,740 shares of restricted common stock (valued at $23 per share) and paid $500,000 in cash and will pay an additional $200,000 six months after closing.  An additional 65,217 shares of restricted common stock and an additional $500,000 in cash could be paid for the earn-out if the performance benchmarks are achieved.

"In addition to their strong cash flow, the acquisition of these preeminent trade publications will enable Rick's Cabaret to create new marketing synergies with major industry product suppliers and new national advertising opportunities," said Eric Langan, President and CEO of the company. “It also provides us with additional diversification of our revenue and income streams while remaining within our core competency.”

"After 17 years operating the adult nightclub industry's only national trade magazine and industry convention, I look forward to being associated with Rick's Cabaret, which as a major industry player has an infrastructure in place that will allow us to take the service we offer to a much higher level," said Mr. Waitt.  "We have very exciting new media ventures and national promotions in the works that will benefit Rick’s Cabaret and the industry as a whole, as well as broaden the appeal of adult nightclub entertainment to consumers."

The two groups have combined revenues of over $2 million per year and earnings before income tax, depreciation and amortization (EBITDA) of approximately $670,000.  The company believes this will add earnings of approximately $.05 per share on an annualized basis.

Founded in 1991, Exotic Dancer is the only national business magazine serving the 3,800 adult nightclubs in North America, which have annual revenues in excess of $2 billion, according to AVN Media Network. ED Publications currently publishes the Annual VIP Guide of adult nightclubs, touring entertainers and industry vendors, and Club Bulletin, a bimonthly news magazine for the owners and operators of adult nightclubs. ED Publications also produces the annual Gentlemen's Club Owners Expo, the only national convention for the adult nightclub and feature entertainment industries, and offers the exclusive ED VIP Club Card honored at more than 850 adult nightclubs.

Gentlemen's Club Owners Expo brings together over 3,000 adult nightclub executives, feature entertainers, vendors and other industry professionals for a unique, three-day convention that features a 450-booth tradeshow, three days of panel sessions with First Amendment attorneys and marketing and promotions experts, nightly networking parties and the annual Adult Nightclub & Exotic Dancer Awards Show, the only national awards show of its kind.

Adult Store Buyer (ASB) is a bimonthly industry trade magazine similar in content and format to ED's Club Bulletin. It is read by the owners and operators of more than 10,000 stores that sell adult videos, DVDs, toys and novelties, and the vendors who supply the products.

TEEZE is also a bimonthly industry trade magazine, distributed to the owners and operators of more than 7,500 stores and boutiques that sell lingerie and erotic apparel and the vendors who supply the products.

ASB and TEEZE also produce an annual convention and tradeshow for the retail lingerie and adult store industry called StorErotica.  The 2nd Annual StorErotica show will be held in conjunction with the 2008 Gentlemen's Club Owners Expo August 24-28, 2008 at the Mandalay Bay Resort & Casino in Las Vegas.

The media group also operates a variety of websites including StripClubs4Sale.com, the largest database of adult nightclubs for sale in the United States. A site member has access to the owners and brokers selling the clubs and details such size, years in operation and financial information.

About Rick’s Cabaret: Rick’s Cabaret International, Inc. (NASDAQ: RICK) operates upscale adult nightclubs serving primarily businessmen and professionals that offer live adult entertainment, restaurant and bar operations. The company owns, operates or licenses adult nightclubs in New York City, Miami, Philadelphia, New Orleans, Charlotte, Dallas, Houston, Minneapolis and other cities under the names "Rick's Cabaret," "XTC," “Club Onyx” and “Tootsie’s Cabaret”. Sexual contact is not permitted at these locations. Rick’s Cabaret also owns the adult Internet membership Web site, couplestouch.com, and a network of online adult auction sites under the flagship URL naughtybids.com. Rick’s Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com.

Forward-looking Statements: This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in New York City and elsewhere, the success or lack thereof in launching and building the company’s businesses in New York City and elsewhere, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information visit www.ricks.com <http://www.ricks.com/>.

Contact:  Allan Priaulx, 212-338-0050, ir@ricks.com